BRANDES INVESTMENT TRUST and BRANDES INVESTMENT PARTNERS, L.P.
SECOND AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS SECOND AMENDMENT, dated as of February 28, 2008, to the Fund Administration Servicing Agreement, dated as of October 18, 2006, as amended December 18, 2007 (the “Agreement”), is entered into by and among Brandes Investment Trust, a Delaware statutory trust (the “Trust”), U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”) and Brandes Investment Partners, L.P., a Delaware limited partnership and the investment advisor to the Trust (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend said Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Section 10 of the Agreement is hereby superseded and replaced with the following:

10.	Term of Agreement; Amendment

This Agreement will continue in effect through October 3, 2008.  Subsequent to October 3, 2008, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement is the entire agreement between the parties with respect to the matters covered hereby and supersedes the Prior Agreement and all prior agreements with respect to the subject matter hereof and may not be amended or modified in any manner except by written agreement executed by USBFS, the Advisor and the Trust, and authorized or approved by the Board of Trustees.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BRANDES INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/Debra McGinty-Poteet	By: /s/Michael R. McVoy

Name: Debra McGinty-Poteet	Name: Michael R. McVoy

Title: President, Brandes Investment Trust	Title: Executive Vice President

BRANDES INVESTMENT PARTNERS, L.P.

By: /s/Glenn R. Carlson

Name: Glenn R. Carlson

Title: Chief Executive Officer